Exhibit 10.9

AGREEMENT

This AGREEMENT (this “Agreement”), dated as of December 20, 2012, is hereby entered into by and between NewPage Corporation, a Delaware corporation with its principal place of business in Miamisburg, Ohio (the “Company”), and Mark A. Angelson, an individual currently residing at 876 Park Avenue, New York, New York 10075 (“Angelson”).

WHEREAS, Angelson has been requested to serve as a Director and as Chairman of the Board of Directors (the “Board”) of the Company upon the emergence of the Company from bankruptcy; and

WHEREAS, Angelson is willing to serve as a Director and as Chairman of the Board and in connection with such service Angelson has agreed to forego any director’s fees or other compensation and in lieu thereof the Company agrees to make certain charitable contributions at Angelson’s direction as set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and obligations herein and for other good and valuable consideration, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Effectiveness. This Agreement will be effective as of the date Angelson first shall be elected or appointed as a Director and Chairman of the Board (the “Effective Date”). This Agreement shall be duly ratified by the Board upon the emergence of the Company from bankruptcy.

2. Remuneration.

(a) No Director Fees or Other Compensation. For his service as a Director and Chairman of the Board, Angelson will not receive any director’s fees or other compensation.

(b) Charitable Contributions. In lieu of compensating Angelson for his service as a Director and Chairman of the Board, the Company shall make certain contributions at the direction of Angelson to one or more charitable organizations contributions which are deductible under Section 170(c) of the Internal Revenue Code as amended (“Charities”). The Company shall make such contributions in an amount equal to $100,000.00 for each month during which Angelson shall serve as a Director, payable in arrears on the last business day of each such month of Angelson’s service (the “Monthly Contributions”). Additionally, if while Angelson is acting as a Director (or within six (6) months following Angelson’s ceasing to be a Director for any reason other than (i) his voluntary resignation or (ii) a termination of this Agreement by the Company for Cause (as defined below)), the Company completes a Deal (as defined below) or the Company enters into an agreement for a Deal which is subsequently completed, the Company shall make a one-time contribution at the direction of Angelson of between $1,000,000.00 and $2,000,000.00 to one or more Charities (the “Deal Contribution”), payable upon the closing of the first Deal following the date of this Agreement. For the avoidance of doubt, the Deal Contribution shall only be payable with respect to one Deal.

The amount of the Deal Contribution shall be determined based upon the number of months during which Angelson shall have acted as a Director prior to a Deal, assuming a monthly value of $100,000.00; provided however, in no event shall the Deal Contribution be less than $1,000,000.00 or more than $2,000,000.00. For example, if a Deal closes in Angelson’s 9th, 15th or 22nd month of service to the Company, the amount of the Deal Contribution would be $1,000,000.00, $1,500,000.00 and $2,000,000.00, respectively. For purposes of this Agreement, a “Deal” means (i) a merger, combination or consolidation of the Company with or into another unaffiliated entity; (ii) a disposition of assets of the Company or its subsidiaries; (iii) an acquisition by the Company or its subsidiaries of another entity or its assets; in each case in a transaction that either (A) requires approval of the shareholders of the Company under the DGCL or the rules of any national securities exchange on which the shares of Common Stock of the Company are at such time listed (provided, that if the shares are at the relevant time not so listed, as if the shares of Common Stock had been listed on the New York Stock Exchange) or (B) involves aggregate consideration (including assumed debt) payable or receivable equal to or greater than 25% of the Company’s equity value. “Cause” shall mean only Angelson’s conviction of, indictment for or formal admission to or plea of nolo contendere with respect to, a felony or a crime of moral turpitude, dishonesty, breach of fiduciary duty, breach of trust, fraud, misappropriation, embezzlement, or unethical business conduct, but only if the Board reasonably determines, after considering all related facts and circumstances, that such indictment, conviction or plea has materially and adversely affected or is reasonably likely to materially and adversely affect the Company’s business or reputation, or any material crime involving the Company.

3. Indemnification and Tax Payments. The parties acknowledge that Angelson will recognize gross income for tax purposes equal to the Monthly Contributions and any Deal Contribution, and in addition that Angelson will be subject to tax on payments made to him by the Company in respect of his tax liability pursuant to this Section 3. The Company agrees to fully indemnify and hold Angelson harmless from (i) any and all net taxes (including, without limitation, federal, state, local, AMT, FICA, FUTA, UBT, etc.), interest and/or penalties, arising in respect of the recognition of income by Angelson of the Monthly Contributions and any Deal Contribution, and by reason of his receipt of any payments made to him in respect of his tax liability pursuant to this Section 3, whether such taxes, interest and/or penalties arise during or after Angelson’s service as a Director; provided however, that the amount of taxes for which the Company shall be required to indemnify Angelson shall be reduced by the reduction of his taxes resulting solely and directly from any charitable deduction claimed by Angelson in respect of the Monthly Contributions and any Deal Contribution (with any limitation on deductions applied first to reduce the value of deductions attributable to the charitable contributions made pursuant to this Agreement), and (ii) reasonable accountant’s and attorney’s fees incurred by Angelson in connection with the determination, payment, dispute, or settlement of such liability. Angelson agrees to claim permitted charitable deductions for the amount of the Monthly Contribution and the Deal Contribution made by the Company. In connection with his quarterly estimated tax payments Angelson will present to the Company certificates co-signed by Angelson’s tax preparer of any taxes that may be due from Angelson arising in respect of the Monthly Contributions and any Deal Contribution and any payment made under this Section 3, and upon receipt of such certificates the Company shall pay to Angelson the amount shown as due thereon. It is the intention of the parties that Angelson shall be fully grossed-up (including a full tax gross up on any amounts paid to him in respect of the forgoing sentence) in respect of any and all liability incurred with respect to the Monthly Contributions and any Deal Contribution and payments under this Section 3 such that Angelson shall incur no expense or liability (tax related or otherwise) in respect of the Monthly Contributions or any Deal Contribution. In making payments to Angelson pursuant to this Section 3, the Company shall be entitled to rely on the accuracy and authenticity of such certificates and shall have no duty to independently verify the amounts shown as due thereon.

4. Other Terms. Angelson will be covered by all insurance and reimbursements applicable to outside directors of the Company, including without limitation, the Company’s indemnification, D&O insurance and expense reimbursement policies. The Company shall indemnify Angelson and make permitted expense advances to him on a current basis, to the fullest extent permitted by law, if he is made or threatened to be made a party to a proceeding by reason of his being or having been an director of the Company or any of its subsidiaries or affiliates or his having served on any other enterprise as a director, officer or employee at the request of the Company. In addition, during Angelson’s service as a Director and thereafter (so long as any such liability may exist), the Company shall maintain directors and officers liability insurance, at its sole expense, to protect Angelson against any expense, liability or loss to the fullest extent permitted by law.

5. IPO. In the event that the Company undertakes an initial public offering of its shares, the parties may negotiate in good faith an amendment to this Agreement that would, if consummated, include a different structure for Angelson’s compensation for his service as a Director that would provide Angelson with equivalent economic value (including without limitation the economic value of the tax protections and gross-ups provided under this Agreement).

6. Independent Contractor. Angelson will be an independent contractor from and after the Effective Date, and will not be deemed an employee of the Company for any purposes, including for purposes of income tax withholding, FICA taxes, unemployment benefits or any other purpose.

7. Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption therefrom, and will in all respects be administered by the Company in accordance with Section 409A.

8. Notices. Any notice or other communication required or permitted hereunder will be in writing and will be delivered personally, sent by facsimile or electronic transmission, or sent by certified, registered or express mail, postage prepaid. Any such notice will be deemed given when so delivered personally, or sent by facsimile or electronic transmission or, if mailed, five days after the date of deposit in the United States mails, if to the Company, at the Company’s principal business offices at the time of such notice, and if to Angelson, to the address last set forth on the books and records of the Company.

9. Entire Agreement. This Agreement (including the Appendices attached hereto) contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto. No prior or contemporaneous agreements were reached or entered between the parties. This Agreement also replaces and supersedes the similar Agreement dated December 13, 2012, between Angelson and NewPage Holdings Inc., and Angelson waives and releases any further rights under or in connection with that Agreement.

10. Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties. No delay on the part of any party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

11. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without regard to any principles of conflicts of law which could cause the application of the laws of any jurisdiction other than the State of Delaware.

12. Assignment. No rights or obligations under this Agreement may be assigned or transferred by either party

13. Mediation and Arbitration. The parties will attempt to settle all disputes arising under or related to this Agreement through mediation. If any disputes remain unresolved thereafter, such disputes will be settled by confidential arbitration before a single American Arbitration Association (“AAA”) arbitrator under the Commercial Arbitration Rules of the AAA then in effect, such arbitration to be held in New York, New York (or such other location as will be mutually agreed upon by the parties) as the sole and exclusive remedy of either party. Any judgment on the award rendered by such arbitration may be entered in any court having jurisdiction over such matters. All costs and expenses of the mediation, forum, proceedings and the arbitrator will be borne by the Company.

14. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered will be an original but all such counterparts together will constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

15. Headings. The headings in this Agreement are for reference only and will not affect the interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NEWPAGE CORPORATION

By:	/s/ George F. Martin
Name:	George F. Martin
Title:	President and Chief Executive Officer

/s/ Mark A. Angelson
Mark A. Angelson